Exhibit 99.1

1675 Broadway, Suite 2200 Denver, Colorado, 80202 · 1-303-794-8445 · Fax: 1-303-794-8451
Colorado— FOR RELEASE 6:00 AM EASTERN DAYLIGHT TIME
Date: October 28, 2010
Double Eagle Petroleum Co. Reports Third Quarter 2010 Results
Denver, Colorado — Double Eagle Petroleum Co. (NASDAQ: DBLE) today reported its financial results for the third quarter ended September 30, 2010. Highlights of the third quarter include:
•	Earnings of $1,932,000 or $0.17 per share;

•	Clean Earnings* of $4,077,000 or $0.37 per share;

•	Cash flows from operations of $10,533,000;

•	2% increase in the third quarter 2010 production over the same 2009 quarter; and

•	Acquisition of additional working interest in the Atlantic Rim.

(*)	Please see last table for reconciliation to U.S. GAAP.
The Company reported net income attributable to common shareholders of $1,932,000, or $0.17 per share for the third quarter of 2010, as compared to $(514,000), or $(0.05) per share for the same period of 2009. The Company’s net income attributable to common stock was net of dividends paid on the Company’s outstanding Series A Preferred Stock of $930,000 for both 2010 and 2009. Net income attributable to common stock in the third quarter of 2010 also included a pre-tax unrealized non-cash gain of $1,548,000 relating to economic hedges, which are recorded at fair value at each period end. This non-cash gain is the result of a decrease in the future pricing of natural gas at September 30, 2010, as compared to what the future pricing of natural gas was at June 30, 2010. All of the Company’s derivative instruments were in an asset position at September 30, 2010. Net income for the 2010 period also includes proceeds the Company received as a settlement in the lawsuit brought by the Company through which it sought to recover payment for natural gas produced by its interest in the Madden Deep Unit during the period February 1, 2002 through June 30, 2007. The post-tax impact of this item was $2,462,000, or $0.22 per share.
Third quarter 2010 Clean Earnings, a non-U.S. GAAP metric, totaled $4,077,000 or $0.37 per share, as compared to $2,962,000, or $0.29 per share for the quarter ended September 30, 2009. Clean Earnings excludes the effects on net income of non-cash charges, including depreciation, depletion and amortization expense (“DD&A”), unrealized gains/losses related to the Company’s economic hedges, as well as share-based compensation expense. Clean Earnings includes the impact of income taxes of $1,586,000 for the three months ended September 30, 2010, although the Company does not expect to pay income taxes due to its unused operating loss carryforwards.
Production
Total natural gas and crude oil production increased 2% to 2.3 Bcfe for the quarter ended September 30, 2010 as compared to the same prior year period. The favorable change in production is primarily the result of higher production volumes at the Company’s non-operated properties in the Atlantic Rim, which was partially offset by lower production volumes at the Catalina Unit and the Mesa Units. During the third quarter of 2010, the Company completed its acquisition of additional working interest in the Atlantic Rim. This purchase had the most significant impact on the Company’s existing interest in the Sun Dog Unit, which increased to 21.54% from 8.89%. This increase in working interest, coupled with the additional compression capacity added at the Doty Mountain Unit in the first quarter of 2010 and the well stimulations performed on certain wells within the Sun Dog Unit, resulted in a total increase of 242 MMcfe for the third quarter of 2010 from these properties.

The decrease in production volumes at the Catalina Unit was primarily the result of the continuation of the Company’s well-enhancement program, which requires the affected wells to be off-line temporarily while the wells are worked-over. The decrease is also the result of what management believes to be the normal production decline of wells within this field.
Revenue
Production-related revenue totaled $10,665,000 for the quarter ended September 30, 2010, as compared to $11,580,000 in the comparable 2009 period. The production-related revenue included a gain of $1,715,000 on the settlement of certain derivative instruments, which are not accounted for as cash flow hedges, for the quarter ended September 30, 2010, and $422,000 for the quarter ended September 30, 2009. Production-related revenue for the third quarter of 2010 includes revenue from the additional Atlantic Rim working interest for the period July 21 through September 30, 2010.
The decrease in production-related revenue was driven by a decline in the Company’s realized gas price as compared to the prior year. The average natural gas price the Company realized in the third quarter 2010 decreased 10% to $3.86 per Mcf, as compared to $4.27 per Mcf in the third quarter of 2010. The Company’s realized gas price includes the impact of realized gains/losses of its derivative instruments. The Company has a hedging policy in place in order to reduce the volatility and exposure to oil and gas production cash-flow risk caused by fluctuating commodity prices. Excluding the realized gains/losses on hedges, the Company’s average realized gas was $3.12 for the quarter ended September 30, 2010 and $2.21 for the quarter ended September 30, 2009. The Company has historically entered into forward sales contracts, costless collars, and fixed price swaps to hedge its equity production. The table below summarizes the current outstanding derivatives:

	Remaining
	Contractual	Daily			Price
Type of Contract	Volume	Production	Term	Price	Index (1)

Fixed Price Swap	1,104,000	12,000	1/10-12/10	$4.30	CIG
Fixed Price Swap	2,920,000	8,000	1/11-12/11	$7.07	CIG
Costless Collar	1,520,000	5,000	8/09-7/11	$4.50 floor	NYMEX
				$7.90 ceiling
Costless Collar	2,130,000	5,000	12/09-11/11	$4.50 floor	NYMEX
				$9.00 ceiling

Total	7,674,000

(1)	NYMEX refers to quoted prices on the New York Mercantile Exchange. CIG refers to the Colorado Interstate Gas price as quoted on the first day of each month.
Production Costs
Double Eagle’s production costs for the third quarter 2010 of $1.21 per Mcfe were up from $0.84 in the third quarter of 2009 primarily due to increased workover costs from the well enhancement program in the Catalina Unit coupled with higher transportation costs at the Sun Dog and Doty Mountain Units.
The Company continues to maintain a strong balance sheet, and its working capital balance increased to $12,265,000 at September 30, 2010 versus $(4,067,000) at December 31, 2009. At September 30, 2010, the Company had a total of $34 million outstanding under its $75 million credit facility ($55 million borrowing availability).
Richard Dole, Chairman, President and CEO of Double Eagle commented, “The results of the third quarter are highly encouraging as we have funded all of our 2010 capital spending, including the Atlantic Rim acquisition, with our operating cash flows, and our production is again headed in the right direction. This momentum will carry us into an active 2011, in which we plan to drill or participate in up to 50 new wells, including at least one Niobrara test well.”

Please refer to the Company’s Form 10-Q filed with the Securities Exchange Commission on October 28, 2010 for a more detailed discussion of the Company’s results.
Earnings Conference Call
Double Eagle will host a conference call to discuss results today, Thursday, October 28, 2010 at 11:00 a.m. Eastern time (9 a.m. Mountain). Those wanting to listen and participate in the Q&A portion can call (800) 434-1335 and use conference code 752217#.
A replay of the conference call will be available for one week by calling (800) 704-9804 and using pass code * then 969566#.

SUMMARY STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009

Revenues
Oil and gas sales	$7,601	$9,669	$26,258	$30,661
Transportation revenue	1,349	1,489	4,238	4,659
Price risk management activities	3,263	(378)	11,188	(3,670)
Proceeds from the Madden Deep settlement	3,841	—	3,841	—
Other income, net	108	86	465	296

Total revenues	16,162	10,866	45,990	31,946

Expenses
Lease operating expenses	2,828	1,934	7,167	5,535
Production taxes	1,180	879	3,489	2,521
Pipeline operating expenses	987	1,032	3,106	2,686
Exploration expenses including dry holes	56	38	122	93
Impairment of properties and surrendered leases	—	82	80	82

Total Expenses	5,051	3,965	13,964	10,917

Gross Margin Percentage	68.7%	63.5%	69.6%	65.8%

General and administrative	1,540	1,579	4,465	4,680
Depreciation, depletion and amortization expense	4,701	4,681	13,771	13,778
Other income (expense), net	(422)	(265)	(1,172)	(909)

Pre-tax income (loss)	4,448	376	12,618	1,662

Benefit (Provision) for deferred taxes	(1,586)	40	(4,531)	(481)

NET INCOME (LOSS)	2,862	416	8,087	1,181

Preferred stock requirements	930	930	2,792	2,792

NET INCOME (LOSS) attributable to common stock	$1,932	$(514)	$5,295	$(1,611)

Net income (loss) per common share:
Basic	$0.17	$(0.05)	$0.48	$(0.17)

Diluted	$0.17	$(0.05)	$0.48	$(0.17)

Weighted average shares outstanding:
Basic	11,128,802	10,315,270	11,117,060	9,587,711

Diluted	11,128,802	10,315,270	11,117,060	9,587,711

SELECTED BALANCE SHEET DATA
(In thousands)

	September 30,	December 31,
	2010	2009	% Change
Total assets	$157,092	$150,494	4%
Balance outstanding on credit facility	34,000	34,000	0%
Total stockholders’ equity	56,187	46,724	20%
SELECTED CASH FLOW DATA
(In thousands)

	Nine months ended September 30,
	2010	2009	% Change
Net cash provided by operating activities	$21,251	$19,474	9%
Net cash used in investing activities	(20,063)	(22,560)	-11%
Net cash provided by (used in) financing activities	(3,187)	6,161	-152%
SELECTED OPERATIONAL DATA

	Three months ended,
	September 30,	September 30,
	2010	2009	% Change
Total production (Mcfe)	2,340,556	2,304,806	2%
Average price realized per Mcfe	$3.98	$4.38	-9%

Use of Non-GAAP Financial Measures
The Company believes that the supplemental presentation of “Clean Earnings” shown below provides a meaningful non-GAAP financial measure to help management and investors understand and compare operating results and business trends among different reporting periods on a consistent basis, independently of regularly reported non-cash charges. The Company’s management also uses such pro forma measures in its planning and development of target operating models, and to enhance its understanding of ongoing operations. Readers are cautioned not to view the non-GAAP pro forma results as superior to or an alternative to GAAP results or as being comparable to results reported or forecasted by other companies. Readers should refer to the reconciliation of GAAP results with the pro forma results for the three and nine months ended September 30, 2010 and 2009, respectively, contained below.
Reconciliation of GAAP Results to Pro Forma Results
(In thousands, except per share data)

	Three Months Ended		Three Months Ended
	September 30, 2010		September 30, 2009
		Per Share		Per Share
	Results	Basis	Results	Basis
Net income (loss) as reported under US GAAP	$1,932	$0.17	$(514)	$(0.05)

Add back non-cash items (1):
Share-based compensation expense	147	0.02	180	0.02
Depreciation, depletion, amortization and accretion expense	3,036	0.27	2,815	0.27
Non-cash loss (gain) on price risk management (2)	(992)	(0.09)	478	0.05
Abandonment of non-producing property	—	—	45	—
Non-cash gain on sale of producing property	(46)	—	(42)	—
Non-cash gain on transfer of asset retirement obligation	—	—	—	—

Clean Earnings	$4,077	$0.37	$2,962	$0.29

	Nine Months Ended		Nine Months Ended
	September 30, 2010		September 30, 2009
		Per Share		Per Share
	Results	Basis	Results	Basis
Net income (loss) as reported under US GAAP	$5,295	$0.48	$(1,611)	$(0.17)

Add back non-cash items (1):
Share-based compensation expense	465	0.04	640	0.07
Depreciation, depletion, amortization and accretion expense	8,886	0.80	8,285	0.86
Non-cash loss (gain) on price risk management (2)	(5,147)	(0.46)	4,197	0.44
Abandonment of non-producing property	51	—	49	—
Non-cash gain on sale of producing property	(137)	(0.01)	(126)	(0.01)
Non-cash gain on transfer of asset retirement obligation	(105)	(0.01)	—	—

Clean Earnings	$9,308	$0.84	$11,434	$1.19

(1)	Presented net of tax with effective tax rate of 35.9% for the three and nine months ended September 30, 2010 and 40.2% for the three and nine months ended September 30, 2010 and 2009, respectively.

(2)
Loss (gain) on price risk management is an unrealized loss (gain) from the Company’s mark-to-market derivative instruments, resulting from recording the instrument at fair value at each period end. Cash is received upon settlement of the contract. This cash settlement is also recorded within the price risk management activities line on the statement of operations.

About Double Eagle
Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company currently has development activities and opportunities in its Atlantic Rim coal bed methane and in the Pinedale Anticline in Wyoming. Exploration potential exists in its Atlantic Rim Niobrara acreage.
# # #
This release contains forward-looking statements regarding Double Eagle’s future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.
Company Contact:
John Campbell, IR
(303) 794-8445
http://www.dble.com